Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Mosaic Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-120503, 333-120501 and 333-120878) on Form S-8 of The Mosaic Company our reports dated August 10, 2006, with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2006 and the effectiveness of internal control over financial reporting as of May 31, 2006, which reports appear in the May 31, 2006 annual report on Form 10-K of The Mosaic Company.

/s/ KPMG LLP

Minneapolis, Minnesota

August 11, 2006